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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 28, 2002

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction or incorporation)
0-29801	94-3296648
(Commission File No.)	(I.R.S. Employer Identification No.)
3280 Bayshore Boulevard Brisbane, CA 94005 (Address and Registrant's principal executive offices and zip code)

Registrant's telephone number, including area code: (415) 466-2200

Item 5. Other Events

        InterMune hereby updates its Risk Factors and description of its Business.

        InterMune's Risk Factors are updated as follows:

RISK FACTORS

        You should consider carefully the following risks as well as other information in this prospectus supplement and the accompanying prospectus before purchasing any of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

We may not succeed in our development efforts or in growing product revenues.

        We commenced operations in 1998 and have incurred significant losses to date. Our revenues have been limited primarily to sales of Actimmune. Although we are developing Actimmune for the treatment of idiopathic pulmonary fibrosis, ovarian cancer, non-Hodgkins lymphoma, cryptococcal meningitis, invasive aspergillosis, liver fibrosis, atypical mycobacterial infections and cystic fibrosis, Actimmune will not be marketed for any of these diseases before 2003, if at all. Further, if we are not able to announce positive results of our Phase III pivotal clinical trial of Actimmune for the treatment of idiopathic pulmonary fibrosis by November 2002 or if the FDA does not approve Actimmune for the treatment of idiopathic pulmonary fibrosis in 2003, if at all, we do not believe that we will be able to meet our publicly announced revenue expectations. We are also developing oritavancin for the treatment of complicated skin and skin-structure infections and nosocomial pneumonia and are considering developing oritavancin for the treatment of other Gram-positive bacterial infections, but oritavancin will not be marketed for any diseases before 2005, if at all. We market Infergen for the treatment of chronic hepatitis C infections, but we do not believe that Infergen will provide significant revenue to us before 2004, if ever. We are developing PEG-Infergen, a pegylated form of Infergen, for the treatment of chronic hepatitis C infections, but PEG-Infergen will not be marketed for the treatment of chronic hepatitis C infections before 2006, if at all. Although Amphotec has received regulatory approvals for commercial sales for invasive aspergillosis, we do not believe that it will provide significant revenue to us before 2004, if ever.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials.

        We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of Actimmune or any of our other products or product candidates for the treatment of additional diseases before Actimmune or any of our other products or product candidates can be approved for commercial sale for these diseases. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, we recently terminated our Phase III clinical trial of Actimmune for the treatment of multidrug-resistant tuberculosis after early microbiological results indicated that a standard nebulizer may not be an effective route of administration of Actimmune in patients with multidrug-resistant tuberculosis.

        We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all. The commencement or completion of our clinical trials may be delayed or halted for numerous reasons, including the following:

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  a country's regulatory authority does not approve a clinical trial protocol;

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  patients do not enroll in clinical trials at the rate we expect;

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  patients experience adverse side effects;

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  patients die during a clinical trial for a variety of reasons, including the advanced status of their disease and medical problems that are not related to our products or product candidates;

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  third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with a clinical trial protocol, and other third-party organizations may not perform data collection and analysis in a timely or accurate manner; and

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  inconclusive or negative results are experienced during a clinical trial.

        Our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired.

If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the regulatory authorities will not permit us to market such products or product candidates for those diseases.

        Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases will prevent receipt of the FDA's and other regulatory authorities' approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases.

        The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on its benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial has demonstrated the safety and efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA or other regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and other regulators in different ways, which could delay, limit or prevent regulatory approval.

        If regulatory delays are significant, our financial results and the commercial prospects for those of our products or product candidates involved will be harmed, and our prospects for profitability will be impaired.

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

        Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. For example, the U.S. Supreme Court recently granted certiorari and heard arguments concerning the application and scope of the doctrine of equivalents, which is a judicially-created doctrine that enables a patent holder to broaden the scope of its patent claims beyond their literal scope to include equivalents of the claimed subject matter. Accordingly, we cannot predict the scope and breadth of patent claims that may be afforded to other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

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  we were the first to make the inventions covered by each of our pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

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  any of our pending patent applications will result in issued patents;

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  any of our issued patents or those of our licensors will be valid and enforceable;

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  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have a material adverse effect on our business.

        Others have filed and in the future may file patent applications covering uses and formulations of interferon gamma-1b, interferon alpha, pegylated versions thereof and other products in our development program. If a third party were issued a patent that blocked our ability to commercialize our products for any or all of the diseases that we are targeting, we would be prevented from commercializing our products for such disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license on commercially reasonable terms, if at all.

        Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether our collaborators or we would prevail in any of these actions or that any license required under any of these patents would be made available on commercially reasonable terms, if at all. We believe that there may be significant litigation in our industry regarding patent and other intellectual property rights.

        We license certain patents relating to Actimmune, oritavancin and Infergen from Genentech, Inc., Eli Lilly and Company and Amgen, Inc., respectively. If we breach any of our agreements with Genentech, Eli Lilly or Amgen, any of these licensors could terminate the respective license, and we would have no further rights to utilize the licensed patents or trade secrets to develop and market the corresponding products.

        We are aware of a European patent owned by Amgen relating to a form of interferon gamma that is similar in structure to Actimmune and Imukin, and is produced and used during the manufacture of Actimmune and Imukin. During 2001, Amgen's European patent was revoked by a decision of the Opposition Division of the European Patent Office in an opposition proceeding brought by Boehringer Ingelheim International GmbH and Genentech. Amgen has appealed that decision, and we can not predict the outcome of this appeal. We believe that the issues in this opposition are similar to those in an opposition proceeding previously brought by Amgen against an interferon gamma-1b patent issued to Genentech, in which Genentech prevailed. Nevertheless, if Amgen is successful in its appeal, certain claims in Amgen's European patent may enable Amgen to block Boehringer Ingelheim's and our ability to manufacture or sell Actimmune and Imukin in Europe and, therefore, Boehringer Ingelheim's and our ability to commercialize Actimmune and Imukin worldwide, unless Genentech, Boehringer Ingelheim or we obtain a license from Amgen. We cannot predict whether Genentech, Boehringer Ingelheim or we would be able to obtain such a license from Amgen on commercially reasonable terms, if at all.

        We are also aware of two pending U.S. patent applications owned by Amgen that are directed to interferon gamma. These patent applications are related to the European patent issued to Amgen that is the subject of the opposition proceeding in the European Patent Office. In November 2001, the U.S. Patent and Trademark Office, or USPTO, declared an interference proceeding involving the two Amgen U.S. patent applications and six of Genentech's issued U.S. patents. The six Genentech patents are licensed to us. An interference is declared by the USPTO when two or more patents or patent applications claim the same subject matter. The pending claims in the two Amgen patent applications and the issued claims in the six Genentech patents involved in the interference are directed to various forms of interferon gamma. One of the purposes of an interference is to determine which of two parties was the first to invent the claimed subject matter, and therefore, who should own the patents. In the Amgen-Genentech interference, the USPTO afforded Amgen senior party status, creating a rebuttable presumption that Amgen (not Genentech) was the first to invent the claimed subject matter. The burden is on Genentech to rebut this presumption. Another purpose of an interference is to determine the validity of each party's patents or patent applications. If Amgen were to win the interference, one or more claims of the Genentech patents could be declared invalid. Conversely, if Genentech were to win the interference, one or more claims of the Amgen applications could be declared not patentable. We cannot predict the outcome of the interference, nor can we predict the scope of the patent claims that may ultimately issue to Amgen if Amgen were to be successful in the interference. If Amgen were to win the interference, the USPTO could grant to Amgen patent claims broad enough to cover Actimmune or the manufacture thereof. If this were to happen, Amgen could prevent us from commercializing Actimmune unless we were to obtain a license from Amgen. We cannot predict whether we would be able to obtain a license from Amgen on commercially reasonable terms, if at all. If we were not able to obtain such a license from Amgen on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize Actimmune in the United States and could prevent us from doing so completely. Further, the possibility exists that neither Genentech nor Amgen will emerge from the interference proceeding with certain patents on interferon gamma. In such a case, we may not be able to prevent third parties from marketing certain forms of interferon gamma in the United States. If any of Genentech's patent claims are not upheld in the interference proceeding, it could have a material adverse effect on our ability to prevent others from commercializing interferon gamma products in the United States. In addition, Amgen may have other U.S. patent applications pending that relate to interferon gamma. We may have no way of knowing whether any such applications exist, and if so, what claims may issue from these other applications. In general, an interference takes at least two years to complete from the date of its declaration by the USPTO; however, it could take significantly longer.

        We license certain patents relating to oritavancin from Eli Lilly. After patents related to the oritavancin compound expire in 2015, we will not be able to use such patents to block others from marketing oritavancin. In addition, we are aware of two U.S. patents, and corresponding European, Australian, Korean, Canadian and Japanese patents, that relate to a molecule that is produced during the manufacture of oritavancin. A derivative of this molecule is retained in the final oritavancin product. If any of these patents is interpreted to cover the oritavancin manufacturing process, any molecules formed during the process or the final oritavancin product itself, we believe that such patent or patents could enable the patent holder to block our ability to commercialize oritavancin unless we obtained a license under such patent or patents. We cannot predict whether we would be able to obtain a license on commercially reasonable terms, if at all. If we were not able to obtain such a license under the patents on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize the oritavancin product.

        We have licensed U.S. and Canadian patent rights relating to Infergen from Amgen. Two of Amgen's U.S. patents relating to the Infergen molecule, the interferon alfacon-1 molecule, expire in 2004. However, the USPTO recently issued a Notice of Final Determination indicating that one of these patents is entitled to a five-year extension. We expect that the USPTO will issue in the near future a Certificate of Extension of Patent Term, officially extending the term of this patent by five years, to September 2009. This extension will enable us to exclude others from using the Infergen molecule until September 2009 for the treatment of chronic hepatitis C infections. After expiration of the extended patent term in September 2009, we would rely on a U.S. patent related to the use of Infergen at a dose within the range of 2 million to 30 million units of Infergen per administration for the treatment of chronic hepatitis C infections to block others from marketing the Infergen molecule for the treatment of chronic hepatitis C infections at these doses. When this patent expires in 2011, we will not be able to use this patent to block others from marketing the Infergen molecule for the treatment of chronic hepatitis C infections in the United States.

        Our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of interferon alpha to treat a variety of diseases. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for interferon alpha. We are uncertain of the extent to which the currently issued patents and any additional patents of our competitors that may issue will prevent us from marketing Infergen for the treatment of certain diseases. If because of these patents we are unable to market Infergen for a range of diseases, the commercial prospects for Infergen will be reduced and our prospects for profitability may be impaired. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha to treat a variety of diseases. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product.

        We are aware of the settlement of a lawsuit involving Infergen filed in 1997 by Biogen, Inc. against Amgen in the U.S. District Court for the District of Massachusetts. The suit alleged that the manufacture of Infergen infringed three Biogen U.S. patents relating to vectors for expressing cloned genes, methods of making vectors and expressing cloned genes, and host cells. All claims in the lawsuit were dismissed with prejudice by order of the court in December 2001 under a settlement agreement entered into between Biogen and Amgen. Although Amgen has informed us that the settlement agreement applies to Infergen, we do not know the terms of the settlement agreement or how the terms of the settlement may affect our ability to commercialize Infergen in the United States. The settlement agreement may have a material adverse effect on our ability to commercialize Infergen in the United States.

        We generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own. For example, if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market Actimmune and may be forced to incur substantial additional costs to maintain or protect the intellectual property or to compel Genentech to do so.

        The combination of our products with other drugs may have a greater therapeutic effect in treating certain diseases than our products alone. In some cases, third parties hold patents either on the potential companion drugs or on combination therapies that include our products. We may not be able to negotiate licenses or other rights to potential companion drugs on reasonable terms, or at all. If we are not able to negotiate these licenses or other rights, the market for our products may be diminished.

        We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship will be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information.

        Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information.

Even if regulatory authorities approve our products or product candidates for the treatment of the diseases we are targeting, our products may not be marketed or commercially successful.

        Our products and product candidates are expensive, and we anticipate that the annual cost for treatment under each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful. Market acceptance of and demand for our products and product candidates will depend largely on the following factors:

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  cost of treatment;

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  pricing and availability of alternative products;

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  ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

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  relative convenience and ease of administration; and

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  prevalence and severity of adverse side effects associated with treatment.

If third-party payors do not provide coverage or reimburse patients for our products, our revenues and prospects for profitability will suffer.

        Our ability to commercialize our products or product candidates in particular diseases is highly dependent on the extent to which coverage and reimbursement for our products will be available from:

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  governmental payors, such as Medicare and Medicaid;

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  private health insurers, including managed care organizations; and

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  other third-party payors.

        Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of our products will be reduced, and our sales will suffer.

The pricing and profitability of our products may be subject to control by the government and other third-party payors.

        The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize products. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for Actimmune, Infergen, Amphotec or any other products we may develop in the future, such as oritavancin, which would reduce our revenues and potential profitability.

Even if our products or product candidates are proven to be safe and effective for particular diseases, the actual maximum market opportunity associated with the treatment of these diseases may be much lower than our current estimates.

        Even if our products or product candidates are approved for use in connection with one or more particular diseases, the actual maximum market opportunity for our products or product candidates for each disease may be much less than our estimates. By way of example, it may be that:

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  only a subset of affected patients will respond to therapy with any of our products or product candidates;

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  the actual dose for a particular condition may be different than currently anticipated;

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  the treatment regimen may be different in duration than currently anticipated;

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  treatment may be sporadic; or

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  we cannot sell any product at the price we expect.

        In addition to the uncertainty about the various maximum market opportunities, there is no assurance of what portion of these market opportunities we will realize, if any.

Discoveries or developments of new technologies by established drug companies or others may make our products obsolete.

        Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than our products or product candidates for any of the diseases that we target. Even if we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

        Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

We rely on third parties to conduct clinical trials for our products and product candidates, and those third parties may not perform satisfactorily.

        If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain regulatory approvals for our products and product candidates and will not be able to successfully commercialize our products and product candidates for targeted diseases. We do not have the ability to independently conduct clinical trials for our products and product candidates, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

There are significant regulatory, supply, intellectual property and competitive barriers to entry that may prevent us from successfully marketing or developing Infergen or PEG-Infergen, a pegylated form of Infergen, for the chronic hepatitis C infections market.

        We have relaunched Infergen in the United States and Canada for the treatment of chronic hepatitis C infections. However, we believe that there are significant regulatory, supply, intellectual property and competitive barriers to Infergen's penetration of the chronic hepatitis C infections market:

        Regulatory.    We believe that market acceptance of and demand for Infergen for the treatment of chronic hepatitis C infections may depend upon our ability to use Infergen in combination therapy with ribavirin or other anti-viral drugs. Before we can market Infergen in combination therapy with ribavirin or any other anti-viral drug, we will need to obtain FDA approval. To seek and obtain such approval, we will need to supplement Infergen's current FDA approval with data that support combination use of Infergen and ribavirin or another anti-viral drug for increased effectiveness in treating chronic hepatitis C infections. We cannot be certain how long it would take us to submit such data and obtain such an approval from the FDA, if at all. Seeking FDA approval for Infergen combination therapy may, in certain circumstances, involve our complying with FDA patent certification and notice provisions relating to ribavirin that could result in deferral of up to 30 months or, in the case of judicial intervention, longer, of FDA approval pending the outcome of ongoing patent infringement litigation.

        Supply.    Even if we are able to obtain regulatory approval for Infergen in combination therapy with ribavirin or another anti-viral drug, there may not be a source of commercial supply for ribavirin or another anti-viral drug. We are not aware of any U.S. or Canadian manufacturer of ribavirin that has regulatory approval, other than the company that sells ribavirin capsules exclusively to Schering Corp., which is, along with Roche Laboratories, Inc., one of our primary competitors in the chronic hepatitis C infections market. There can be no assurance that an independent source of commercial supply will become available after FDA exclusivity related to ribavirin capsules expires in June 2002, if at all.

        Intellectual Property.    Our competitors and their strategic partners have substantial and extensive patent rights in connection with combination therapy of interferon alpha and ribavirin for the treatment of chronic hepatitis C infections. For example, we are aware of three U.S. patents that relate to the use of interferon alpha and ribavirin to treat chronic hepatitis C infections. The terms of these patents expire in 2015, 2016 and 2017. We believe that these patents may prevent us from marketing Infergen in combination therapy with ribavirin for certain patients. If because of these patents we are unable to market Infergen with ribavirin or with another anti-viral drug, the commercial prospects for Infergen are likely to be reduced, and our prospects for profitability may be impaired. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for combination therapy of interferon alpha and other anti-viral drugs for the treatment of chronic hepatitis C infections. If those patent applications were to issue, we may be unable to market Infergen with ribavirin or with another anti-viral drug, reducing the commercial prospects for Infergen, and our prospects for profitability may be reduced. In addition, our competitors and their strategic partners have substantial and extensive patent rights relating to pegylation technology in general and the use of pegylated interferon alpha for the treatment of chronic hepatitis C infections in particular. Further, several third parties have substantial and extensive patent rights in connection with the use of pegylation to modify biologically active compounds generally. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product for the treatment of chronic hepatitis C infections.

        Competition.    Pegylated interferon alpha products offer significant advantages over non-pegylated products because they last longer in the body and therefore need to be administered less often to the patient, permitting a less frequent dosing schedule and enhancing efficacy. Because our competitors have advanced pegylation programs for their interferon alpha products, we may have difficulty marketing Infergen. Schering has commenced marketing its pegylated interferon alpha product, and we expect that Roche will commence marketing its pegylated interferon alpha product before the end of 2002. Since we do not expect to have a pegylated Infergen product ready to market until at least 2006, if at all, Infergen has a significant disadvantage with respect to the frequency of administration. In addition, both of these companies have obtained and will likely continue to obtain significant patent protection relating to their respective products.

Although we recently relaunched Amphotec, this product may not be commercially successful.

        We have recently relaunched Amphotec. However, market acceptance of and demand for Amphotec will depend largely on the following factors:

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  Acceptance by physicians of Amphotec as a safe and effective therapy for invasive aspergillosis:    Since Amphotec had been without promotion in the United States for at least the last three years, competitors have spent considerable time positioning Amphotec in an unfavorable light within the medical community as inferior due to more infusion-related side effects, including high levels of chills and fever, relative to some other liposomal formulations of amphotericin.

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  Pricing of alternative products:    Competitive products may be discounted by competitors to limit Amphotec's market penetration.

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  Prevalence and severity of adverse side effects associated with Amphotec:    The most frequent infusion-related events after initial dosages are chills and fever.

If we are unable to contract with third parties to manufacture our products in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for our products and may lose potential revenues.

        We do not have the resources, facilities or experience to manufacture any of our products or product candidates ourselves. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA must approve facilities that manufacture our products for commercial purposes. We depend on third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA-approved manufacturing facilities for the manufacture of our products for commercial purposes.

        Our manufacturing strategy for our products and product candidates also presents the following risks:

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  before we can obtain approval of any of our products or product candidates for the treatment of a particular disease, we must demonstrate to the FDA's satisfaction that the drug used in the clinical trials is comparable to the commercial drug;

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  delays in increasing manufacturing capacity to meet our needs for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of our product candidates;

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  manufacturers of our products are subject to ongoing periodic inspection by the FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

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  if we need to contract with other manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers prior to our use or sale of their products. This would require new testing and compliance inspections. The new manufacturers would need to adopt existing manufacturing processes or develop comparable processes necessary for the production of our products;

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  our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand;

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  if market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial penalties; and

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  we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could delay clinical trials or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

If we are unable to contract with third parties to manufacture Actimmune, Infergen or Amphotec in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for Actimmune, Infergen or Amphotec and may lose potential revenues.

        We recently transitioned from Genentech to Boehringer Ingelheim Austria GmbH for the manufacture of Actimmune. Under our supply agreement, Boehringer Ingelheim is required to supply commercially marketed Actimmune to us, subject to certain limits. If we do not receive sufficient quantities of commercial Actimmune from Boehringer Ingelheim, we may experience a shortage of commercial supply, which would have a material and adverse effect on our revenues, business and financial prospects. If we believe that Boehringer Ingelheim will be unable to meet our requirements for the manufacture of Actimmune, we may not seek a secondary source until Boehringer Ingelheim has indicated to us its inability or unwillingness to meet our requirements.

        Under our June 2001 agreement with Amgen by which we license Infergen, Amgen is obligated to manufacture and supply Infergen to us for our sales in the United States and Canada. These supply obligations will continue until such time as the manufacture of Infergen is transferred to a third party or to us, the license agreement terminates or January 1, 2015, whichever occurs first. We are obligated under the license agreement with Amgen to seek regulatory approval for any newly designed labels reflecting that we market the product in the United States and Canada.

        We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. The agreement with Ben Venue expires in March 2002. We are negotiating a new agreement with Ben Venue. If we are unable to negotiate a renewal of our current agreement with Ben Venue or a replacement agreement for the manufacture of Amphotec on commercially reasonable terms, we will experience a shortage of supply of Amphotec and decreased revenues, which would have an adverse effect on our revenues, business and financial prospects.

If the FDA limits the use of or withdraws its approval of our products for any disease for which they have been approved, we could no longer market our products for that disease, and our revenues would decline.

        The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose ongoing requirements for post-marketing studies. Later discovery of previously unknown problems with any of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. Our existing approvals for diseases, and any new approval for any other disease that we target, if granted, could be withdrawn for failure to comply with regulatory requirements. If approval for a disease is withdrawn, we could no longer market the affected product for that disease. In addition, governmental authorities could seize our inventory of such product, or force us to recall any product already in the market if we fail to comply with strictly enforced FDA or other governmental regulations.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

        The testing, marketing and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

        We had 210 employees as of December 31, 2001, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including W. Scott Harkonen, our Chief Executive Officer, President and Chairman of our board of directors, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

        We believe that the net proceeds from anticipated future financings (if completed), existing cash, cash equivalents, short-term investments and cash flow from revenues will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the end of 2004. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties encountered in clinical studies or preparing for commercial sales for new diseases. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to execute our business plan.

If we continue to incur net losses for a period longer than we anticipate, we may be unable to continue our business.

        We have lost money since inception, and our accumulated deficit was approximately $80.9 million at September 30, 2001. We expect to incur substantial additional net losses for at least the next three to five years. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of Actimmune. After consideration of the direct costs of marketing Actimmune and royalties we must pay to Genentech on sales of Actimmune, we do not currently generate significant operating profits on those sales. If the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business.

Other Risks

Our indebtedness and debt service obligations may adversely affect our cash flow.

        Our annual debt service obligations on our 5.75% convertible subordinated notes due 2006 are approximately $8.6 million per year in interest payments. We intend to fulfill our debt service obligations both from cash generated by our operations and from our existing cash and investments. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may have to delay or curtail research and development programs.

        We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

        Our indebtedness could have significant additional negative consequences, including:

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  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional financing;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

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  placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

If a change in control occurs, we may be required to redeem our 5.75% convertible subordinated notes due 2006.

        If there is a change in control of our company, the holders of our 5.75% convertible subordinated notes due 2006 may require us to redeem some or all of the notes. Although the indenture governing the notes allows us in certain circumstances to pay the redemption price in shares of our common stock, if a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered. There is no sinking fund for the notes.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

        As of January 31, 2002, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 47.3% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval.

They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions which could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

        The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

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  establish a classified board of directors so that not all members of our board may be elected at one time;

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  authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

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  limit who may call a special meeting of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Our stock price may be volatile, and your investment in our stock could decline in value.

        The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

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  adverse results or delays in clinical trials;

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  failure to meet our publicly announced revenue projections;

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  actual or anticipated variations in quarterly operating results;

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  announcements of technological innovations;

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  our failure to commercialize additional FDA-approved products;

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  our decision not to initiate a planned clinical trial;

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  new products or services offered by us or our competitors;

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  changes in financial estimates by securities analysts;

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  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

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  issuances of debt or equity securities; and

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  other events or factors, many of which are beyond our control.

        In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

Substantial sales of shares may impact the market price of our common stock.

        If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or conversion of our 5.75% convertible subordinated notes due 2006, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock.

        We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, some of the holders of common stock that are parties to our amended and restated investor rights agreement are entitled to registration rights.

        InterMune hereby updates its description of its Business as follows:

BUSINESS

Overview

        We are developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. We have three marketed products, growing product revenues and advanced-stage clinical programs addressing a range of diseases with attractive commercial markets.

        Our three marketed products are Actimmune, Infergen and Amphotec. Actimmune is approved in the United States for two rare congenital disorders. We market Infergen in the United States and Canada for the treatment of chronic hepatitis C infections. We market Amphotec worldwide for the treatment of invasive aspergillosis. Our total product revenues increased 257% to $40.0 million for the year ended December 31, 2001 from $11.2 million for the year ended December 31, 2000.

        We have three products in development that we believe target significant market opportunities:

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  Actimmune, for the treatment of idiopathic pulmonary fibrosis, a life-threatening lung condition characterized by progressive scarring, or fibrosis, of the lungs; we estimate that the maximum U.S. market opportunity for the treatment of idiopathic pulmonary fibrosis is $2.5 billion per year;

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  oritavancin, for the treatment of Gram-positive bacterial infections, a major cause of bloodstream and skin infections; we estimate that the maximum worldwide market opportunity for the treatment of Gram-positive bacterial infections is $3.5 billion per year; and

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  PEG-Infergen, for the treatment of chronic hepatitis C infections; we estimate that the maximum U.S. market opportunity for the treatment of chronic hepatitis C infections will be $3.0 billion per year by 2006.

        We plan to independently develop and commercialize Actimmune for multiple diseases in the United States, Canada and Japan. The active ingredient of Actimmune is interferon gamma-1b. Through our strategic partnership with Boehringer Ingelheim International GmbH, we plan to develop and commercialize Imukin, Boehringer Ingelheim's tradename for interferon gamma-1b, for multiple diseases in Europe and other major markets.

        We are pursuing the following product development programs:

Program	Clinical Status
ACTIMMUNE
Idiopathic pulmonary fibrosis	Phase III trial ongoing
Cancer
• Ovarian	Phase III trial ongoing
• Non-Hodgkin's lymphoma	Phase II trial planned to commence in 2002
Systemic fungal infections
• Cryptococcal meningitis	Phase III trial planned to commence in 2002
• Invasive aspergillosis	Phase II trial planned to commence in 2002
Liver fibrosis	Phase II trial ongoing
Mycobacterial infections
• Atypical mycobacterial infections	Phase II trial ongoing
Cystic fibrosis	Phase II trial ongoing

NEXT-GENERATION INTERFERON GAMMA	Preclinical studies
ORITAVANCIN
Complicated skin and skin-structure infections	Phase III trial ongoing
Nosocomial pneumonia	Two Phase III trials planned to commence in 2002
Bacteremia	Phase II trial ongoing
INFERGEN
Chronic hepatitis C infections	Multiple Phase IV trials ongoing and planned to commence in 2002
PEG-INFERGEN
Chronic hepatitis C infections	Preclinical studies
MOLI1901 (Duramycin)
Cystic fibrosis	Phase I trial ongoing
PA MONOCLONAL ANTIBODY
Pseudomonas aeruginosa infection	Preclinical studies

Our Strategy

        Our objective is to become a leading global biopharmaceutical company. We intend to grow our product revenues by capitalizing on the opportunities presented by our marketed products and by developing and commercializing new products. The key elements of our strategy for achieving these objectives include:

        Increase sales of marketed products.    In 2001, our total product revenues increased 257% to $40.0 million from $11.2 million for the year ended December 31, 2000, including sales of Actimmune in 2001 of $36.3 million. We plan to continue to increase sales by heightening awareness of Actimmune through physician education, including speaker programs, medical symposia and continuing medical education programs, and through our field specialists. Actimmune is approved by the FDA for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. Available clinical data and publications reviewing the clinical data, including The New England Journal of Medicine, indicate the potential effectiveness of Actimmune for additional diseases, such as idiopathic pulmonary fibrosis. The increased sales of Actimmune in 2001 resulted in part from physicians prescribing Actimmune for the treatment of idiopathic pulmonary fibrosis and other diseases, and we expect that our future sales may increase due to this physician practice.

        We believe that our strategic partnership with Boehringer Ingelheim to develop and commercialize Imukin, Boehringer Ingelheim's tradename for interferon gamma-1b, outside the United States, Canada and Japan has the potential to provide us with royalty revenues. In January 2002, we announced the relaunch of Infergen for the treatment of chronic hepatitis C infections. We believe that the unmet need for effective, chronic hepatitis C infection treatments provides a significant opportunity for revenue growth. We recently commenced marketing of Amphotec, which may also contribute to our revenue growth.

        Expand our sales and marketing organization to serve pulmonologists, gastroenterologists and oncologists.    We are developing a sales and marketing organization to support the approximately 6,000 pulmonologists, 4,000 gastroenterologists who treat liver disease and 7,000 oncologists practicing in the United States. Pulmonologists are physicians who generally treat idiopathic pulmonary fibrosis;

gastroenterologists are physicians who treat diseases of the liver including hepatitis C infections; and oncologists are physicians who generally treat cancer. We believe that a focused marketing organization and a specialized sales force can effectively serve these physicians, who are primarily hospital based and concentrated in major metropolitan areas. In January 2002, we expanded the number of our field specialists from 60 to 108.

        Expand the number of diseases for which the FDA approves Actimmune and Infergen for treatment, and obtain FDA approval of oritavancin and PEG-Infergen.    We plan to develop Actimmune, oritavancin and Infergen for a number of diseases where preclinical studies and clinical trials have shown evidence that they are potentially effective treatments. Some of the diseases for which Actimmune has demonstrated therapeutic activity include idiopathic pulmonary fibrosis, ovarian cancer, systemic fungal infections, liver fibrosis and mycobacterial infections. We believe that the risks and time required to obtain FDA approval of Actimmune for new diseases may be reduced because of its established safety profile. We also believe that the life-threatening nature of some of the diseases that we intend to treat may help us obtain accelerated, or fast track, designation for Actimmune for some of these diseases. We recently obtained fast track designation from the FDA for Actimmune in the treatment of idiopathic pulmonary fibrosis. Infergen has development potential in additional therapies for hepatitis C infections and additional diseases, such as hepatitis B infections and cancer. We believe that PEG-Infergen has significant potential to compete with other pegylated treatments for chronic hepatitis C infections. In addition, oritavancin has development potential for Gram-positive bacterial infections, including strains resistant to many antibiotics.

        Continue to in-license or acquire preclinical and development-stage programs and FDA-approved products.     We plan to continue to in-license and acquire rights to additional programs and products, especially those for the treatment of life-threatening pulmonary and infectious diseases and cancer. To date, we have in-licensed or acquired rights to Actimmune, oritavancin, Infergen, Amphotec, Moli1901 and our pseudomonas aeruginosa monoclonal antibody program. We believe that our development expertise and focus, as well as our financial and commercial resources, will provide us with significant opportunities to continue to in-license or acquire and develop additional products and programs from pharmaceutical and biotechnology companies, as well as from research and academic institutions.

        Invest in applied research to help us develop new products and bring them to market.    We are developing an internal applied research group focused on the preclinical development of compounds that are 6 to 24 months from human testing. The applied research group will seek to validate early stage product candidates, characterize and optimize compounds and advance them to clinical development. In addition, this group will explore additional formulations and mechanisms of action to enable us to further develop our marketed and late-stage products. We are building basic biology and chemistry labs, forming a scientific advisory board and continuing to add significant personnel with research expertise.

Actimmune

        Our lead product, Actimmune, is approved by the FDA for the treatment of two rare congenital disorders: chronic granulomatous disease and severe, malignant osteopetrosis. We believe that our most significant near-term opportunity is for Actimmune in the treatment of idiopathic pulmonary fibrosis, which we estimate to afflict approximately 50,000 persons in the United States. We are conducting a Phase III pivotal clinical trial to test the efficacy of Actimmune for the treatment of this disease. We are also conducting or planning additional clinical trials of Actimmune for the treatment of ovarian cancer, non-Hodgkin's lymphoma, cryptococcal meningitis, invasive aspergillosis, liver fibrosis, atypical mycobacterial infections and cystic fibrosis. We have rights to develop and commercialize Actimmune for a broad range of diseases in the United States, Canada and Japan, and we are collaborating with

Boehringer Ingelheim, which has similar rights in Europe and the rest of the world, to develop and commercialize Imukin. See "—License and Other Agreements."

        The active ingredient in Actimmune is interferon gamma-1b. Interferons, such as interferon gamma-1b, are members of two families of related proteins that are secreted by a variety of cells in the body. Interferon alpha and interferon beta, which are included in one family, have been approved by the FDA and other regulatory authorities and are currently marketed for the treatment of diseases such as hepatitis B infections, chronic hepatitis C infections and multiple sclerosis. However, interferon alpha and interferon beta are associated with serious adverse side effects that may result in discontinuation of therapy. Interferon gamma, which is included in a separate family of interferons, is biologically distinct from interferon alpha and interferon beta. Interferon gamma has a superior safety profile as compared to interferon alpha and interferon beta because it results in fewer and less severe adverse side effects.

        Actimmune performs two important activities in the human body. First, Actimmune regulates the activity of the body's scar-forming cells, called fibroblasts. Actimmune directly blocks the multiplication of fibroblasts and also inhibits the production and action of TGF-beta, a potent scar-inducing molecule. The result of these actions is the prevention of excessive scarring, which is known as anti-fibrotic activity. The anti-fibrotic activity of Actimmune has been demonstrated in both preclinical studies and in clinical trials. For example, we are pursuing our Phase III pivotal clinical trial using Actimmune for the treatment of idiopathic pulmonary fibrosis because prior clinical trials have demonstrated its anti-fibrotic activity.

        Actimmune's second important activity in the body is to activate the immune system by stimulating a class of immune cells known as macrophages. This action results in increased killing and removal of infectious organisms, such as bacteria and fungi. We believe that interferon gamma-1b may have the broadest range of therapeutic activity in bacterial and fungal diseases of any protein yet identified. This activity enhances the body's ability to fight infection and is the reason we are developing Actimmune for use in the treatment of infectious diseases.

        Chronic granulomatous disease.    Actimmune is currently approved for the treatment of chronic granulomatous disease, a life-threatening congenital disorder that causes patients, mainly children, to be vulnerable to severe, recurrent bacterial and fungal infections. This results in frequent and prolonged hospitalizations and commonly results in death. In 1990, Actimmune was approved by the FDA for the treatment of chronic granulomatous disease based on its ability to reduce the frequency and severity of serious infections associated with this disease. In clinical trials, patients treated with Actimmune had 67% fewer disease-related infections and hospitalizations compared to the placebo group.

        There are approximately 400 patients with chronic granulomatous disease in the United States, and Actimmune is the only FDA-approved drug for the disease. Based on the indicated dosage levels of 100 micrograms of Actimmune three times per week, the annual cost per patient is approximately $25,000. Accordingly, we believe that chronic granulomatous disease represents a maximum market opportunity of approximately $10 million per year in the United States for Actimmune.

        Severe, malignant osteopetrosis.    Actimmune is approved for the treatment of severe, malignant osteopetrosis, a life-threatening, congenital disorder that results in increased susceptibility to infection and an overgrowth of bony structures that may lead to blindness and/or deafness. In February 2000, the FDA approved Actimmune for the treatment of severe, malignant osteopetrosis. Severe, malignant osteopetrosis primarily affects children, and Actimmune is the only FDA-approved drug for this disease.

        We estimate that there are approximately 400 patients with severe, malignant osteopetrosis in the United States for whom treatment with Actimmune may be appropriate. Based on the indicated dosage levels of 100 micrograms of Actimmune three times per week, the annual cost per patient is approximately $25,000. Accordingly, we believe that severe, malignant osteopetrosis represents a maximum market opportunity of approximately $10 million per year in the United States for Actimmune.

        Idiopathic pulmonary fibrosis.    Idiopathic pulmonary fibrosis is a disease characterized by progressive scarring, or fibrosis, of the lungs, which leads to their deterioration and destruction. The cause of idiopathic pulmonary fibrosis is unknown, and currently there is no effective treatment. The prognosis is poor for patients with idiopathic pulmonary fibrosis, which occurs primarily in persons 40 to 70 years old. Most patients die from progressive loss of lung function, which leads to suffocation. The median life span for patients suffering from idiopathic pulmonary fibrosis is approximately three to five years from the time of diagnosis.

        Treatment options for idiopathic pulmonary fibrosis are limited and only minimally effective. Approximately 70% to 80% of patients with idiopathic pulmonary fibrosis do not respond to any currently available drug therapy. Attempted drug therapies include high dose corticosteroids and anti-cancer drugs, both of which are minimally effective and may result in significant adverse side effects. For these reasons, treatment with corticosteroids and anti-cancer drugs is not recommended for all patients with idiopathic pulmonary fibrosis. As a last resort, a small percentage of patients undergo lung transplantation, but donors are limited, and many patients die while awaiting a transplant.

        Our Phase III pivotal clinical trial.    We are conducting a Phase III pivotal clinical trial of Actimmune for the treatment of patients with documented idiopathic pulmonary fibrosis who have not responded to previous treatment with corticosteroids and who have evidence of deteriorating lung function. Our clinical trial includes 330 patients, and based on our anticipated timeline, we currently expect to disclose results of the trial by November 2002. The clinical trial compares patients who receive 200 micrograms of Actimmune in combination with corticosteroids three times a week to a control group that receives corticosteroids alone. Outcomes will include several measures of lung function, including lung capacity, blood oxygen levels and several measures of quality of life. In January 2002, based on a one-time, pre-specified sample-size analysis, the data safety monitoring board for this clinical trial recommended that we maintain the number of patients in the trial at 330. Since entering into our strategic relationship with Boehringer Ingelheim, we have expanded this clinical trial to include sites in Europe that may be used to facilitate regulatory approval of Imukin for the treatment of idiopathic pulmonary fibrosis in Europe. The life-threatening nature of idiopathic pulmonary fibrosis helped us obtain fast track designation from the FDA for Actimmune in the treatment of idiopathic pulmonary fibrosis.

        Prior clinical trials of interferon gamma-1b in the treatment of idiopathic pulmonary fibrosis.    Our Phase III pivotal clinical trial follows two earlier clinical trials conducted by independent investigators who tested interferon gamma-1b for the treatment of idiopathic pulmonary fibrosis. The results of these earlier clinical trials demonstrated that interferon gamma-1b can be safely administered with minimal adverse side effects and can halt and reverse the deterioration in lung function in patients.

        The results of one of these clinical trials, a Phase II clinical trial published in October 1999 in The New England Journal of Medicine, demonstrated at a statistically significant level that interferon gamma-1b may be effective in the treatment of idiopathic pulmonary fibrosis. Investigators at the University of Vienna Medical School conducted the clinical trial with 18 patients who had not responded to treatment with corticosteroids or anti-cancer agents. Nine patients were treated for 12 months with oral prednisolone, a corticosteroid, and nine patients were treated with a combination of interferon gamma-1b and prednisolone.

        Lung function, as measured by total lung capacity and blood oxygen levels, deteriorated in all nine patients in the group given prednisolone alone. Total lung capacity decreased from a mean of 66% at the start of the trial to 62% after 12 months. In contrast, in the group receiving interferon gamma-1b plus prednisolone, total lung capacity increased from a mean of 70% at the start of the trial to 79%

after 12 months. Similarly, in the nine patients in the group given prednisolone alone, blood oxygen levels of patients at rest decreased from a mean of 65% at the start of the trial to 62% after 12 months. In the group receiving interferon gamma-1b plus prednisolone, blood oxygen levels of patients at rest increased from a mean of 65% at the start of the trial to 76% after 12 months. Both of these results are statistically significant, each with a p value of less than 0.001. This means that, applying widely used statistical methods, the chance that these results occurred by accident is less than 1 in 1,000. All patients treated with interferon gamma-1b plus prednisolone exhibited improved pulmonary function for the trial period of 12 months. In contrast, patients receiving treatment with prednisolone alone showed gradual impairment of their pulmonary function, and two of them died following the 12-month clinical trial. Experts in the United States reanalyzed these results and confirmed their statistical significance in a medical monograph published in August 2000 by the American Thoracic Society.

        The Phase II clinical trial results confirmed the observations of an initial clinical trial in patients, or a Phase I/II clinical trial, by the same investigators. In this initial clinical trial, the investigators tested safety and dosing of interferon gamma-1b in combination with prednisolone for the treatment of idiopathic pulmonary fibrosis in 30 patients. The clinical data showed that all of the ten patients who received 200 micrograms of interferon gamma-1b in combination with prednisolone three times a week demonstrated overall improvement in lung function. In the ten patients that received 100 micrograms of interferon gamma-1b in combination with prednisolone three times a week, four showed improvement. Of the ten patients in the control group, who were treated with prednisolone and not interferon gamma-1b, all continued to deteriorate. Overall, the investigators concluded that patients who received interferon gamma-1b in combination with prednisolone showed significant improvement in lung function compared to the control group that received prednisolone alone.

        Idiopathic pulmonary fibrosis market.    We believe that there are approximately 50,000 patients with idiopathic pulmonary fibrosis in the United States. Based on the expected dosing level of 200 micrograms of Actimmune three times per week, the treatment protocol for idiopathic pulmonary fibrosis patients and the current pricing for Actimmune, we estimate that the annual cost per patient would be approximately $50,000. Assuming this treatment regimen, we believe that idiopathic pulmonary fibrosis represents a maximum market opportunity of approximately $2.5 billion per year in the United States for Actimmune. In addition, if Actimmune is approved to treat idiopathic pulmonary fibrosis, it may also have potential to treat some other forms of pulmonary fibrosis, including fibrosis caused by sarcoidosis, radiation, some environmental exposures and connective tissue diseases such as scleroderma.

        Ovarian cancer.    Ovarian cancer is the third most common cancer in women, afflicting approximately 105,000 women and causing approximately 14,000 deaths in the United States per year. We believe that approximately 25,000 new cases are diagnosed annually in the United States. Current treatment with chemotherapy is suboptimal, with a five-year survival rate of only 44%. Interferon gamma-1b has been shown to be directly toxic to ovarian cancer cells and to stimulate the body's immune system to enhance the removal of cancer cells. A European study of 148 women published in the March 2000 issue of The British Journal of Cancer showed that the addition of interferon gamma-1b to chemotherapy increased the time to disease progression from an average of 17 months to 48 months. The complete, but not necessarily permanent, disappearance of cancerous tumors was seen in 68% of women receiving interferon gamma-1b in combination with chemotherapy compared to 56% of women receiving chemotherapy alone. In January 2002, we began enrolling patients into our Phase III pivotal clinical trial of Actimmune in combination with carboplatin and paclitaxel for the treatment of ovarian cancer.

        Non-Hodgkin's lymphoma.    Non-Hodgkin's lymphoma, a group of cancers that affect the lymph system, afflicts approximately 285,000 patients in the United States and is the sixth most common cancer and the fifth most common cause of cancer death in the United States. Treatment with standard anti-cancer drugs is often ineffective and results in a high percentage of patients with relapsed or refractory disease. Rituxan, a drug developed and co-promoted by Genentech, Inc. and IDEC Pharmaceuticals Corporation, is the current standard of care for the treatment of relapsed or refractory, low-grade or follicular, B-cell non-Hodgkin's lymphoma, which affects approximately 75,000 patients in the United States. Rituxan works by binding to CD20 receptors, which are over-abundant on non-Hodgkin's lymphoma cells, and by attracting immune-effector cells that kill the cancer cells by a process called antibody dependent cellular cytotoxicity. Several preclinical studies have found that interferon gamma-1b increases the number of CD20 receptors on cancer cells and increases the activity of the antibody dependent cellular cytotoxicity process. Based on these studies, we believe that the addition of Actimmune to Rituxan therapy may enhance the elimination of cancer cells. During 2002, we plan to initiate a Phase II clinical trial of Actimmune in combination with Rituxan for the treatment of relapsed or refractory, low-grade or follicular, B-cell non-Hodgkin's lymphoma.

        Systemic fungal infections.    Systemic fungal infections are life-threatening diseases caused by various fungi that attack patients with weakened immune systems. Two systemic fungal infections that we are targeting are invasive aspergillosis, a systemic fungal infection that occurs in people with suppressed or deficient immune function, and cryptococcal meningitis, an infection of the lining of the brain. Currently available therapies for these infections are often ineffective and may result in serious adverse side effects. Mortality from systemic fungal infections remains high. There are approximately 200,000 patients diagnosed with systemic fungal infections in the United States each year. There is a clear need for new, effective and less toxic drugs to treat them. Recent research results support the potential benefit of combining Actimmune with conventional antifungal therapy, such as amphotericin B, in the treatment of several of the most prevalent types of systemic fungal infections. Because Actimmune works by acting directly on the immune system, we believe that new antifungal agents will also have greater efficacy when combined with Actimmune.

        We conducted a Phase II clinical trial designed to determine dose and efficacy of Actimmune in combination with amphotericin B for the treatment of cryptococcal meningitis. The current standard of care is treatment with amphotericin B followed by fluconazole. In December 2001, we announced positive results from this clinical trial. The addition of Actimmune to the standard regimen showed a strong trend toward more rapid clearance of cryptococcus fungus from cerebral spinal fluid, when compared with conventional anti-fungal therapy alone. After two weeks of treatment, fungal cultures in the cerebral spinal fluid were negative in 38% of patients who received Actimmune as adjunctive therapy as compared to 18% of placebo recipients. Accordingly, we plan to accelerate the development of Actimmune through a Phase III clinical trial in cryptococcal meningitis and additional Phase II clinical trials in other types of systemic fungal infections, such as invasive aspergillosis, for which we plan to commence a Phase II clinical trial in 2002.

        Liver fibrosis.    Liver fibrosis is a life-threatening disease characterized by excessive scarring of the liver, typically caused by chronic hepatitis C infections or alcoholism. Excessive scarring of the liver results in compromised liver function and can be a cause of death. There are almost four million people in the United States who have the antibody to the hepatitis C virus, indicating ongoing or previous infection with the virus. Standard treatment for these patients typically attempts to address only the hepatitis C infection and not the fibrosis caused by hepatitis C infections. In a clinical study comparing the therapeutic efficacy of Actimmune against that of interferon alpha in patients with hepatitis C infections, the results showed a strong trend towards decreased fibrosis in the patients receiving Actimmune, compared to no change in patients receiving interferon alpha. In addition, several preclinical studies have demonstrated that Actimmune may prevent and even reverse the fibrosis that forms in the liver as a result of infections or liver toxins. In January 2002, we began enrolling patients in our Phase II clinical trial of Actimmune for the treatment of liver fibrosis in patients with chronic hepatitis C infections.

        Mycobacterial infections.    Mycobacteria are the cause of several infectious diseases, including tuberculosis, multidrug-resistant tuberculosis and atypical mycobacterial infections, which are infections caused by mycobacteria that differ appreciably from those that cause tuberculosis. Tuberculosis is a difficult disease to treat and requires multidrug regimens of at least six months for eradication. In the United States, we estimate that each year there are approximately 17,000 new cases of tuberculosis, of which approximately 4,000 are cases of atypical mycobacterial infection. We also have rights in Japan to market Actimmune in the treatment of infectious diseases, including tuberculosis. There are approximately 43,000 new cases of tuberculosis each year in Japan, of which approximately 4,500 are cases of atypical mycobacterial infection.

        In May 1994, The New England Journal of Medicine published the results of a clinical trial showing Actimmune to be successful in reducing fever and other signs of infection in patients with atypical mycobacterial infection. In January 2001, we commenced a Phase II clinical trial of Actimmune for the treatment of atypical mycobacterial infections.

        Cystic fibrosis.    Cystic fibrosis is a life-threatening congenital disorder that leads to chronic pulmonary infections in children, usually by four years of age. These infections result in an exaggerated inflammatory response, leading to clogging and obstruction of the airways. Chronic pulmonary infection is the major cause of mortality in these patients. Cystic fibrosis affects an estimated 30,000 persons in the United States, and the average life expectancy of a patient with cystic fibrosis is 31 years. There is no cure for cystic fibrosis, and the standard treatments, including antibiotics and mucus thinning therapies, are suboptimal. Due to its ability to regulate the immune system, we believe that Actimmune may have the potential to modify many of the processes that lead to the exaggerated inflammation and to reduce the chronic inflammation in the lungs. By preventing excessive inflammation in the airways, Actimmune may be able to slow the progression of pulmonary deterioration. In February 2001, we commenced enrollment in a Phase II clinical trial of Actimmune in patients with cystic fibrosis.

Next-generation interferon gamma

        In 2001, we entered into a license and collaboration agreement with Maxygen Holdings Ltd., a wholly owned subsidiary of Maxygen, Inc., to develop and commercialize novel, next-generation interferon gamma products. We plan to take forward into clinical development selected protein modified interferon gamma product candidates created by Maxygen that have enhanced pharmacokinetics and a potential for less-frequent dosing regimens. We are funding optimization and development of the next-generation interferon gamma products and retain exclusive worldwide commercialization rights for all human therapeutic indications. Under the terms of the agreement, Maxygen received up-front license fees and will receive full research funding and development and commercialization milestone payments. In addition, Maxygen will receive royalties on product sales.

Oritavancin

        We are currently conducting a second Phase III clinical trial with oritavancin for the treatment of complicated skin and skin-structure infections and a Phase II clinical trial for the treatment of bacteremia. We are also planning two Phase III clinical trials with oritavancin for the treatment of nosocomial pneumonia. We are considering additional clinical trials for the treatment of other Gram-positive bacterial infections, including those resistant to conventional antibiotics, for which oritavancin may also be effective. If our clinical trials are successful, we expect to commercialize oritavancin in 2005. We have worldwide rights to oritavancin, and it is estimated that the market opportunity for the treatment of Gram-positive bacterial infections is approximately $3.5 billion worldwide, including $2.0 billion in the United States.

        Oritavancin is a semi-synthetic glycopeptide antibiotic in development for the treatment of a broad range of infections caused by Gram-positive bacteria, including those resistant to other glycopeptides as well as most Gram-positive agents. Oritavancin demonstrates the ability to kill most strains of bacteria, while other glycopeptides and many other agents merely suppress them. Oritavancin appears to exhibit these unique properties through a complex and novel mechanism of action. Recent studies suggest that oritavancin interacts specifically on as many as three distinct targets in the cell wall synthesis pathway. Oritavancin's actions at sites other than those targeted by traditional glycopeptides, such as vancomycin, appear to explain its potent activity against vancomycin-resistant organisms. In addition, multiple distinct mechanisms of action may lead to a decreased rate of resistance development from spontaneous mutations. As a result, oritavancin may be effective in the treatment of a range of infections caused by Gram-positive bacterial infections.

        For Gram-positive bacterial infections, oritavancin is dosed once daily, and clinical trials have shown that treatment with oritavancin may require shorter duration of therapy than current treatments. We believe that these attributes should translate into reduced rates of non-compliance associated with oral therapy. Increased compliance should result in a reduction in subsequent relapse, thus reducing health care costs associated with Gram-positive bacterial infections. In addition, there are currently no marketed antibiotics that are both active against resistant Gram-positive organisms and have bactericidal activity. We believe that this market dynamic, when combined with oritavancin's favorable resistance profile, pharmacoeconomic benefits and safety profile, should position oritavancin as a strong candidate to become a new standard of care for Gram-positive bacterial infections.

        Complicated skin and skin-structure infections.    Each year, there are nearly 2.5 million cases of skin and skin-structure infections in the United States and approximately 400,000 patients with complicated skin and skin-structure infections who require hospitalization. As drug resistance in hospitals and the community increases, we believe that skin and skin-structure infections will more frequently develop into complicated skin and skin-structure infections that require hospitalization. Complicated skin and skin-structure infections are often treated by vancomycin followed by oral cephalexin.

        In December 2001, we announced results of a Phase III clinical trial demonstrating that oritavancin cut the treatment time in half for complicated skin and skin-structure infections as compared to the current standard therapy of intravenous vancomycin followed by oral cephalexin. In the Phase III clinical trial, oritavancin was shown to be safe, well tolerated and as effective as the standard therapy of vancomycin followed by cephalexin. The Phase III clinical trial measured effectiveness by either a cure or improvement in patient condition. Effectiveness was established after an average of 5.5 days of intravenous oritavancin treatment as compared to an average of 11.9 days of active therapy for patients who received intravenous vancomycin followed by oral cephalexin. In the double-blind, positive-control clinical trial, 517 patients with complicated skin and skin-structure infections caused by Gram-positive pathogens received treatment with either 1.5 mg/kg or 3.0 mg/kg of oritavancin for 3 to 7 days followed by oral placebo, or 15 mg/kg of vancomycin for 3 to 7 days followed by oral cephalexin, for a total therapy course of 10 to 14 days. As the study was designed to demonstrate, in all dosed patients, oritavancin was clinically equivalent to vancomycin followed by cephalexin. In addition, 80% of the patients treated with the 3.0 mg/kg dose of oritavancin who had clinically evaluable methicillin-resistant staphylococcus aureus infection had an improved condition, an identical percentage to that observed in the vancomycin/cephalexin group. Oritavancin was well tolerated and demonstrated an adverse event profile similar to vancomycin followed by cephalexin.

        Nosocomial pneumonia.    Nosocomial, or hospital-acquired, pneumonia is the second most common hospital-acquired infection in the United States. Nosocomial pneumonia typically develops in debilitated patients who have been exposed to an array of increasingly difficult-to-treat pathogens while hospitalized for moderate-to-severe medical or surgical conditions that compromise respiratory tract function and normal host defenses. There are approximately 1.2 million cases of nosocomial pneumonia each year in the United States. Nosocomial pneumonia has the highest mortality rate of all hospital- acquired infections and increases the length of hospital stay from 6 to 30 days. We are planning to commence two Phase III clinical trials for oritavancin in the treatment of nosocomial pneumonia in 2002.

        Bacteremia.    Bacteremia is a disease characterized by the presence of bacteria in the blood. Short-term bacteremia follows dental or surgical procedures, especially if local infection or very high-risk surgery releases bacteria from isolated sites. In some cases, prior antibiotic therapy can prevent this. Bacteremia causes little problem to a healthy immune system, but can be serious for those with prostheses or high susceptibility to bacterial invasion. Extensive bacteremia can release toxins into the blood (septicemia), leading to shock and vascular collapse. Antibiotic-resistant bacteria have increased the rate of severe bacteremia. There are approximately 500,000 cases of bacteremia each year. In July 2000, Eli Lilly initiated a Phase II clinical trial of oritavancin for the treatment of bacteremia. We do not plan to seek FDA approval of oritavancin for the treatment of bacteremia. However, we plan to complete the clinical trial and include the results in future FDA filings related to oritavancin.

        In addition to the diseases listed above, we believe that, due to its bactericidal characteristics, resistance profile and safety profile, oritavancin may have the potential to treat additional diseases, including endocarditis, an inflammation of the inside lining of the heart chambers and heart valves; osteomyelitis, an infection in the bones; meningitis, an inflammation of the membranes covering the brain and spinal cord; septic arthritis, an inflammation of the joints; and febrile neutropenia, an infection characterized by abnormally low levels of infection-fighting white blood cells and fever.

Infergen

        Infergen (interferon alfacon-1) is FDA-approved for the treatment of adult patients with chronic hepatitis C infections, including those patients who have never been treated with interferons, who relapse or who do not respond to previous hepatitis C infection treatments. Hepatitis C virus is a very serious medical problem and is the major cause of chronic hepatitis C infections in the United States and throughout the world. Almost four million Americans have the antibody to the hepatitis C virus, indicating ongoing or previous infection with the virus. If undetected and untreated, hepatitis C infections can lead to chronic liver disease, including liver cancer and liver fibrosis. Hepatitis C infections are the second leading cause of liver cirrhosis and the leading indication for liver transplantation in the United States. As a result of persistent infection and progressive liver damage, an estimated 8,000 deaths are attributable to chronic hepatitis C infections in the United States annually. Infergen is the only interferon approved for treatment of patients who have failed other hepatitis C infection treatments.

        In vitro data have shown that interferon alfacon-1 has cytopathic activities superior to other interferon alpha agents. Infergen has demonstrated antiviral, antiproliferative and natural killer cell and interferon-gene induction activities. In November 2001, we announced interim Phase IV clinical data from a trial comparing the use of Infergen plus ribavirin to the use of Rebetron (interferon alfa-2b plus ribavirin). At the end of the observation period, 56% of patients treated with Infergen in combination with ribavirin were disease-free as compared to 31% of patients treated with Rebetron. We believe that Infergen's characteristics and the Phase IV clinical data provide evidence that Infergen could be superior to other interferon alpha products.

        In January 2002, we relaunched Infergen through our sales force. We believe that Infergen may have development potential in additional diseases, such as hepatitis B infections and cancer. We have the exclusive rights to market Infergen in the United States and Canada.

PEG-Infergen

        We are developing a pegylated form of Infergen, PEG-Infergen, for the treatment of chronic hepatitis C infections. Pegylated interferon alpha products offer significant advantages over non-pegylated products because they circulate longer in the body. We believe that increasing circulation time in the body will permit a less frequent dosing schedule and will enhance the anti-viral effect of

Infergen by maintaining therapeutic concentrations in the body for a longer period of time. We believe that PEG-Infergen should, like other pegylated protein therapeutics, provide these potential advantages. We are using an optimized pegylation technique based upon technological advances learned from the pegylation of other interferon alpha products. We believe that PEG-Infergen may be superior to other pegylated interferon alpha products based upon the pegylation technology and Infergen's demonstrated greater efficacy when compared to other interferon alpha products.

Amphotec

        Amphotec is an FDA-approved lipid-complexed form of amphotericin B indicated for the treatment of invasive aspergillosis, a life-threatening systemic fungal infection. Systemic fungal infections that do not respond to initial treatment with standard antifungal treatment regimens are typically treated with amphotericin B, the active ingredient in Amphotec. We estimate that there are approximately 200,000 cases of systemic fungal infection each year in the United States. Worldwide sales of all amphotericin B-based products are approximately $300 million per year. We sell the product under the name Amphotec in the United States and under the name Amphocil in more than 20 other countries, but it was not actively marketed to physicians for at least the last three years. We market this product through our field specialists in the United States and through distributors and partners in other parts of the world.

Moli1901(Duramycin)—cystic fibrosis

        Moli1901 may modify mucous composition in airways. Patients with cystic fibrosis have a deficiency of chloride and water in their airways, which prevents proper removal of mucus. This often leads to serious infections, inflammation, tissue damage and death. Moli1901 induces the transport of chloride and water in the lungs, which facilitates the removal of mucus from the lungs. Treatment with Moli1901 could reduce recurrent infections, inflammation and tissue damage in patients with cystic fibrosis.

        Through a strategic partnership with MoliChem, we intend to jointly develop and commercialize Moli1901 for diseases worldwide and share all expenses and profits equally. Moli1901 is currently in a Phase I clinical trial to evaluate safety in humans.

PA monoclonal antibody—pseudomonas aeruginosa infections

        Pseudomonas aeruginosa is a bacterial infection that often affects patients using respirators and catheters as well as patients with a number of conditions, including burns, low white blood cell counts and cystic fibrosis. Because the types of patients at risk generally have pre-existing illnesses, pseudomonas aeruginosa infection most often occurs in a hospital setting.

        Scientists at the Medical College of Wisconsin have identified a protein, designated PcrV, on the surface of pseudomonas aeruginosa bacteria that enables the bacteria to invade human tissue. By directing antibodies against the PcrV protein, they have been able to demonstrate highly effective treatment, as well as prevention, of infections caused by pseudomonas in animal models. We are currently working with Protein Design Labs, Inc. to generate a human monoclonal antibody directed against the PcrV protein as a therapeutic, in combination with antibiotics. Our goal is to use this antibody to treat pseudomonas aeruginosa infection and prevent infection in high-risk patients.

        We estimate that pseudomonas aeruginosa infections account for 71,000 annual cases in the United States of pneumonia in hospitalized patients, 30% to 40% of which die from their pneumonia. Furthermore, chronic pseudomonas aeruginosa is the leading cause of pulmonary infection and resulting mortality in patients with cystic fibrosis.

License and Other Agreements

  Genentech, Inc. License Agreement (Actimmune)

        In 1998, we entered into an agreement with Connetics Corporation under which we obtained an exclusive sublicense under the rights granted to Connetics by Genentech through a license agreement relating to interferon gamma-1b. We also agreed to assume many of Connetics' obligations to Genentech under that license agreement. We entered into an agreement with Connetics in April 1999 in order to broaden the scope of rights granted to us. In June 2000, we entered into an assignment and option agreement with Connetics, by which Connetics assigned the Genentech license to us. The license from Genentech terminates on the later of May 5, 2018 and the date that the last of the patents licensed under the agreement expires.

        Our licensed Actimmune rights include exclusive and non-exclusive rights under Genentech's patents. The exclusive licenses include the right to develop and commercialize Actimmune in the United States and Canada for the treatment and prevention of all human diseases and conditions, including infectious diseases, pulmonary fibrosis and cancer, but excluding arthritis and cardiac and cardiovascular diseases and conditions. The non-exclusive rights include a license to make or have made Actimmune for clinical and commercial purposes within our field of use in the United States and Canada. In Japan, we have the exclusive license rights to commercialize Actimmune for the treatment and prevention of all infectious diseases caused by fungal, bacterial or viral agents, including in patients with chronic granulomatous disease or osteopetrosis. We also have the opportunity, under specified conditions, to obtain further rights to interferon gamma-1b in Japan and other countries. In addition, we received an exclusive sublicense under certain of Genentech's patents outside the United States, Canada and Japan under the Boehringer Ingelheim agreement discussed below. Under the Genentech license, we pay Genentech royalties on the sales of Actimmune, and make one-time payments to Genentech upon the occurrence of specified milestone events. We must satisfy specified obligations under the agreement with Genentech to maintain our license from Genentech. We are obligated under the agreement to develop and commercialize Actimmune for a number of diseases.

  Boehringer Ingelheim International GmbH (Imukin)

        In 2001, we formed an international strategic collaboration with Boehringer Ingelheim to clinically develop and seek regulatory approval for interferon gamma-1b in certain diseases and to commercialize a liquid formulation of interferon gamma-1b under one or more of Boehringer Ingelheim's trade names, including Imukin, in Europe and other major markets of the world (other than the United States, Canada and Japan). Under the agreement, the parties will seek to develop and obtain regulatory approval for the use of Imukin in the treatment of a variety of diseases, including idiopathic pulmonary fibrosis, ovarian cancer, tuberculosis, systemic fungal infections, chronic granulomatous disease and osteopetrosis. The agreement provides that we will fund and manage clinical and regulatory development of interferon gamma-1b for these diseases in the countries covered by the agreement. Boehringer Ingelheim has an option to exclusively promote Imukin in all of the major market countries covered by the agreement, and we may opt to promote the product in those countries and for those new diseases for which Boehringer Ingelheim does not do so. Both companies will receive royalties on sales of the product the other party makes in its own territory, on a specified royalty schedule. See "Manufacturing."

  Eli Lilly and Company (oritavancin)

        In 2001, we entered into an asset purchase and license agreement with Eli Lilly and Company pursuant to which we acquired worldwide rights to oritavancin from Eli Lilly. The agreement provides us with exclusive worldwide rights to develop, manufacture and commercialize oritavancin. Pursuant to the agreement, we paid Eli Lilly $50.0 million and will be obligated to pay Eli Lilly significant milestone and royalty payments upon any successful development and commercialization of oritavancin by us. From March 2002 through March 2003, Eli Lilly has an option to reduce the agreed royalty percentages by requiring us to pay $15.0 million to Eli Lilly. Our rights to oritavancin could revert to Eli Lilly if we do not meet our diligence obligations under the agreement or otherwise commit a material breach of the agreement.

  Amgen Inc. (Infergen and PEG-Infergen)

        In 2001, we entered into a licensing and commercialization agreement with Amgen to obtain an exclusive license in the United States and Canada to Infergen (interferon alfacon-1), an interferon alpha product, and the rights to an early stage program to develop a pegylated form of Infergen. Infergen is currently approved in both the United States and Canada to treat chronic hepatitis C infections. Under the agreement, we will have the exclusive right to market Infergen and clinically develop it for other indications in the United States and Canada. We have paid Amgen upfront license and other fees of $21.0 million and $8.0 million for near-term milestones and are obligated to pay royalties on sales of Infergen. We are also required to pay Amgen other milestone payments on the pegylated Infergen program and royalties on sales of the product, if any.

  ALZA Corporation (Amphotec)

        In 2001, we acquired worldwide rights from ALZA Corporation to Amphotec (sold under the tradename Amphocil in certain countries outside the United States). The transaction terms included an upfront product acquisition fee of $9.0 million, milestone payments based upon sales levels and specific achievements in the clinical development and regulatory approval of Amphotec in combination with Actimmune, and royalties payable upon net sales of Amphotec. Under the agreement, we obtained access to certain existing distributorships for Amphotec, and assumed ALZA's obligations under agreements with its existing Amphotec distributors and service providers. We have diligence obligations under the agreement to set up additional distributorships for Amphotec or establish a sales force and begin to promote Amphotec in specified countries at specified times. Our rights to Amphotec could revert to ALZA if we do not meet our diligence obligations or otherwise commit a material breach of the agreement. We are also subject to certain royalty obligations to the University of California under this agreement.

  Connetics Corporation

        Through an assignment and option agreement with Connetics, beginning on January 1, 2002, we will be obligated to pay to Connetics a royalty of 0.25% of our net U.S. sales for Actimmune until our net U.S. sales cumulatively surpass $1 billion. Thereafter, we are obligated to pay a royalty of 0.5% of our net U.S. sales.

        Until April 2004, Connetics has an option under the assignment and option agreement to obtain from us the exclusive, royalty-free right to commercialize Actimmune for non-cancerous, non-infectious dermatological diseases in the United States. If Connetics exercises its option, then it will make one-time payments to us upon the occurrence of milestones. Connetics also has a first right of negotiation to become our marketing partner in the United States for the sale of Actimmune to dermatologists for diseases that are not primarily dermatological in origin.

Manufacturing

        We contract with qualified third-party manufacturers to produce our products and product candidates. This manufacturing strategy enables us to direct financial resources to the development and commercialization of products rather than diverting resources to establishing a manufacturing infrastructure.

  Boehringer Ingelheim Supply Agreement (Actimmune)

        We recently transitioned from Genentech to Boehringer Ingelheim Austria GmbH for the manufacture of commercially marketed Actimmune. The supply agreement with Boehringer Ingelheim generally provides for the exclusive supply by Boehringer Ingelheim and exclusive purchase by us of interferon gamma-1b. We are required to purchase a minimum amount of Actimmune per year, and Boehringer Ingelheim is required to supply Actimmune to us, subject to certain limits. If Boehringer Ingelheim is not able to supply all of our requirements for interferon gamma-1b, we may choose an additional manufacturer. However, we are not entitled to seek such a secondary source until Boehringer Ingelheim has informed us of its unwillingness or inability to meet our requirements.

  Abbott Laboratories Development and Supply Agreement (oritavancin)

        In 2001, we entered into an agreement with Abbott Laboratories, Inc. to provide the bulk manufacturing of oritavancin. The agreement will provide us with additional clinical supply, commercial scale-up and production to meet significant commercial quantities after the launch of oritavancin, which we expect to be in 2005. Under the agreement, Abbott will be responsible for the technology transfer of the manufacturing process of oritavancin from Eli Lilly. Abbott will also be responsible for providing the necessary chemical manufacturing control information for our oritavancin regulatory filings with the FDA.

  Amgen Supply Agreement (Infergen)

        Under our June 2001 agreement with Amgen by which we license Infergen, Amgen is obligated to manufacture and supply Infergen to us for our sales in the United States and Canada. These supply obligations will continue until such time as the manufacture of Infergen is transferred to a third party or to us, the license agreement terminates, or January 1, 2015, whichever occurs first. We are obligated under the license agreement with Amgen to seek regulatory approval for any newly designed labels reflecting that we market the product in the United States and Canada.

  Ben Venue Laboratories Supply Agreement (Amphotec)

        We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. This agreement expires at the end of March 2002. We are negotiating a new agreement with Ben Venue.

Patents and Proprietary Rights

        We have acquired a license under certain Genentech patents to develop, make, use and sell interferon gamma-1b, Actimmune, in particular fields in the United States, Canada, and Japan pursuant to our license agreement with Genentech. This license agreement covers more than 12 U.S. patents and related foreign patents and/or patent applications filed in Japan and Canada. Certain of the U.S. patents covering DNA vectors and host cells relating to Actimmune expire in 2005 and 2006. In addition, a U.S. patent relating to the composition of the active ingredient in Actimmune expires in 2014. Other material U.S. patents expire between 2009 and 2014. Six of Genentech's U.S. patents are currently involved in an interference with certain Amgen patent applications. One or more claims of these six Genentech patents may be revoked as a result of that interference.

        We have acquired a license under certain Amgen patents to market Infergen in the United States and Canada and to develop new forms of Infergen's active ingredient, including pegylated forms thereof, under our license and commercialization agreement with Amgen. The license and commercialization agreement covers nine U.S. patents, one Canadian patent and several pending patent applications. Two of Amgen's U.S. patents relating to the Infergen molecule, the interferon alfacon-1 molecule, expire in 2004. However, the USPTO recently issued a Notice of Final Determination indicating that one of these patents is entitled to a five-year extension. We expect that the USPTO will issue in the near future a Certificate of Extension of Patent Term, officially extending the term of this patent by five years, to September 2009. This extension will enable us to exclude others from using the Infergen molecule until September 2009 for the treatment of chronic hepatitis C infections. After expiration of the extended patent term in September 2009, we would rely on a U.S. patent related to the use of Infergen at a dose within the range of 2 million to 30 million units of Infergen per administration for the treatment of chronic hepatitis C infections to block others from marketing the Infergen molecule for the treatment of chronic hepatitis C infections at these doses. When this patent expires in 2011, we will not be able to use this patent to block others from marketing the Infergen molecule for the treatment of chronic hepatitis C infections in the United States.

        We have acquired a license under certain Eli Lilly patents to develop, make, use and sell oritavancin worldwide for any human disease pursuant to an asset purchase and license agreement with Eli Lilly. This agreement covers 38 U.S. patents, one U.S. patent application and corresponding foreign patents and patent applications. Certain U.S. and foreign patents related to the oritavancin molecule expire in 2015. Other material patents included in the licensed portfolio expire between 2014 and 2018.

        We have acquired certain ALZA patents and patent applications relating to the manufacture, use and sale of Amphotec in particular fields worldwide pursuant to our product acquisition agreement with ALZA. In January 2001, ALZA assigned to us three U.S. patents and 14 related foreign patents. Two of the patents relating to the composition of Amphotec expire in 2007. The third patent relating to a method of using Amphotec to treat fungal infection expires in 2008.

        We have also licensed a patent application in the area of pseudomonas vaccine methods and have filed patent applications of our own for treatment methods and compositions concerning interferon gamma and for compositions concerning staphylococcus infections. We expect to continue to protect our proprietary technology with additional filings as appropriate.

Competition

        Actimmune is the only FDA-approved therapy for chronic granulomatous disease and severe, malignant osteopetrosis. There is no currently available effective therapy for the treatment of idiopathic pulmonary fibrosis.

        We believe that the primary competition for Actimmune in serious infectious diseases such as mycobacterial and systemic fungal infections consists of:

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  the potential development of new generations of advanced antibiotics and anti-fungal agents that successfully treat these diseases; and

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  the current treatment regimens, which may be less effective in many cases, but cost substantially less than the current price for Actimmune.

        In the area of cancer, cystic fibrosis and liver fibrosis, there are numerous programs and products which may have a significant competitive impact on our ability to effectively market Actimmune for the treatment of these diseases.

        Currently, the primary competition for Actimmune in cystic fibrosis are the FDA-approved drugs marketed by Genentech and Chiron Corporation.

        Infergen competes with other forms of interferon alpha, such as PEG-Intron and Intron A, which are marketed by Schering Corp., and Roferon-A, which is marketed by Roche Laboratories Inc. Infergen also competes with Schering's Rebetron, which combines interferon alpha with the antiviral drug ribavirin. Pegylated interferon alpha products have a significant advantage over non-pegylated products because they circulate longer in the body, permitting a less frequent dosing schedule and enhancing efficacy. Schering has received FDA approval for its pegylated form of interferon alpha,

Peg-Intron A, and we expect that Roche will receive FDA approval for its pegylated form of interferon alpha, Pegasys, before the end of 2002.

        If approved for marketing by the FDA, oritavancin will compete against Eli Lilly's Vancocin and generics (vancomycin). In addition, Pharmacia's Zyvox and Aventis' Synercid are approved for vancomycin-resistant enterococcus faecium infections. Two potentially competitive products in late-stage development are daptomycin and dalbovancin.

        Currently, the primary competition for Amphotec is Ambisome, marketed by Gilead, and Abelcet, marketed by Elan.

Sales, Marketing and Distribution

        We heighten awareness of Actimmune and Amphotec, and we expect to heighten awareness of Infergen, through physician education, including speaker programs, medical symposia and continuing medical education programs, and through our field specialists. We are developing a sales and marketing organization to support the approximately 6,000 pulmonologists, 4,000 gastroentologists who treat liver disease and 7,000 oncologists practicing in the United States. We believe a focused marketing organization and a specialized sales force can effectively serve these physicians, who are primarily hospital-based and concentrated in major metropolitan areas. Accordingly, as of January 2002, we had placed 108 specialists into the field to educate physicians regarding the safe and appropriate use of Actimmune.

        In the United States, our products have been sold primarily to distributors who resell them to hospitals, pharmacies and physicians. During the year ended December 31, 2001, the primary distributors for our products were McKesson HBOC, Bergen Brunswig, Priority Health Care and Cardinal Health, who accounted for 23%, 22%, 21% and 18%, respectively, of our total net product sales. We are transferring the majority of our sales from distributors to specialty pharmacies, such as Priority Health Care. In Europe and other parts of the world, Amphotec is sold through a number of distributors and agents.

Governmental Regulation and Product Approval

        The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. We believe that our products will be regulated as biologics or as drugs by the FDA.

        The process required by the FDA before our potential products, or previously approved products for the treatment of new diseases, may be marketed in the United States generally involves the following:

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  preclinical laboratory and animal tests;

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  submission of an investigational new drug application, or IND, which must become effective before clinical trials may begin;

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  adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

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  FDA approval of a new biologics license application, or BLA, a new drug application, or NDA, or BLA or NDA supplement.

        The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any new approvals for our products will be granted on a timely basis, if at all.

        Prior to commencing a clinical trial, we must submit an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

        For purposes of NDA or BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

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  Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

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  Phase II: Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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  Phase III: When Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites.

        In the case of products for severe or life-threatening diseases such as idiopathic pulmonary fibrosis, the initial human testing is often conducted in patients rather than in healthy volunteers. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials, and thus these trials are frequently referred to as Phase I/II trials.

        We may not successfully complete Phase I, Phase II or Phase III testing of our drug candidates within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        The FDA may require, or companies may pursue, additional clinical trials after a product is approved. These so-called Phase IV studies may be made a condition to be satisfied after a drug receives approval. The results of Phase IV studies can confirm the effectiveness of a drug and can provide important safety information to augment the FDA's voluntary adverse drug reaction reporting system.

        The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA or NDA or as part of a BLA or NDA supplement, for approval of a new disease if the product is already approved for a disease. The FDA may deny approval of a BLA, NDA or BLA or NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or a second Phase III pivotal clinical trial. Even if such data are submitted, the FDA may ultimately decide that the BLA, NDA or BLA or NDA supplement does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

        A company seeking approval of an abbreviated new drug application, or ANDA, for the use of an approved drug that is subject to another company's patent, may have to certify to that patent and notify the owner of the NDA and patent for such drug that it is seeking approval. If the patent owner or licensee files a patent infringement lawsuit, FDA approval of the ANDA for which certification is made may be deferred pending the outcome of the lawsuit.

        The FDA's fast track program is intended to facilitate the development and expedite the review of drugs intended for the treatment of serious or life-threatening diseases and that demonstrate the potential to address unmet medical needs for such conditions. Under this program, the FDA can, for example, review portions of a BLA or NDA for a fast track product before the entire application is complete, thus potentially beginning the review process at an earlier time. We have recently obtained fast track designation from the FDA for Actimmune in the treatment of idiopathic pulmonary fibrosis and intend to ask for fast track designation for qualified submissions of our products. We cannot guarantee that the FDA will grant any of our additional requests for fast track designation, that any fast track designation will affect the time of review, or that the FDA will approve the BLA or NDA submitted for any of our drug candidates, whether or not fast track designation is granted. Additionally, the FDA's approval of a fast track product can include restrictions on the product's use or distribution, such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or experience. Approval of fast track products can be conditional with a requirement for additional Phase IV clinical studies after approval.

        Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products or new diseases for a considerable period of time and to impose costly procedures upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for new diseases for our products on a timely basis, if at all. Success in early stage clinical trials does not ensure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain, additional regulatory approvals for Actimmune would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

        Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements.

        Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer's communications on the subject of off-label use. Companies cannot actively promote FDA-approved drugs for off-label uses, but may in some circumstances provide to physicians articles published in peer-reviewed journals, like The New England Journal of Medicine, that discuss off-label uses of approved products.

        The FDA's policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products or approval of new diseases for our existing products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan exclusivity for seven years, i.e., the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. We intend to file for orphan drug designation for those diseases we target that meet the criteria for orphan exclusivity. Actimmune has orphan drug exclusivity for severe, malignant osteopetrosis. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that we will obtain orphan drug designation for additional diseases or that orphan drug exclusivity will provide us with a material commercial advantage.

Research and Development

        We direct financial resources efficiently to goal-oriented projects by reducing the time and infrastructure spent on research and development. Although we plan to conduct in-house preclinical research through an applied research group, we currently contract preclinical research to qualified third-party research institutions such as academia or private contract labs. We have two contracted research programs. The first is with the Medical College of Wisconsin and is focused on the development of monoclonal antibodies against pseudomonas aeruginosa. The other program is in collaboration with Panorama Research and is focused on the development of peptides that block staphylococcus aureus infections.

Employees

        As of December 31, 2001, we had 210 full-time employees. Of the full-time employees, 57 were engaged in research and development, and 153 were engaged in sales, general and administrative positions. We believe our relations with our employees are good.

Facilities

        Our facilities currently consist of approximately 56,000 square feet of office space located at 3280 Bayshore Boulevard, Brisbane, California. In December 2000, we entered into the ten-year lease for this building. We believe that this facility has sufficient space to accommodate expansion of our operations until at least the second quarter of 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERMUNE, INC.
Dated: February 28, 2002	By:	/s/ STEPHEN N. ROSENFIELD Stephen N. Rosenfield Senior Vice President of Legal Affairs and General Counsel

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